Exhibit 5.1

To the board of directors of

Modern Media Acquisition Corp. S.A.

19, rue de Bitbourg
L-1273 Luxembourg,
Grand Duchy of Luxembourg
RCS Luxembourg : B232611

Luxembourg, 26 July 2019

Modern Media Acquisition Corp S.A. – Form F-4 Registration Statement

Dear Madam, dear Sir,

1.

We are acting as Luxembourg counsel for the Company in connection with the Registration Statement relating to the Business Combination provided in the Business Transaction Agreement and issuance by the Company of up to 51,766,681 PubCo Ordinary Shares, 17,670,000 PubCo Warrants and 17,670,000 PubCo Ordinary Shares upon exercise of the PubCo Warrants in the context of such Business Combination.

Capitalised terms used in this Opinion shall, unless defined in appendix A, have the meaning as ascribed to them in the Registration Statement.

In arriving at the opinions expressed in this Opinion, we have examined and relied exclusively on the Documents.

A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

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2.

This Opinion is limited to Luxembourg Law. We express no opinion with respect to any laws, rules or regulations other than Luxembourg Law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg Law even in cases where, under Luxembourg Law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

3.

We express no opinion on the rationale of the transactions contemplated by, referred to in, provided for or effected by the Documents. We have not investigated or verified the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any of the Documents, or verified that no material facts or provisions have been omitted from any of the Documents, except if any such matter is the subject of a specific opinion in this Opinion. We do not have detailed knowledge of the transactions contemplated by, referred to in, provided for or effected by the Documents or of any documents other than the Documents, even if referred to in the Documents.

ASSUMPTIONS

4.	For the purpose of this Opinion we have assumed:

4.1.

the genuineness of all signatures, seals and stamps on all of the Documents; the completeness and conformity to originals of the Documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies; the conformity to the signed originals of the Documents examined by us in draft or execution form only;

4.2.

that the Company does not meet the criteria for the commencement of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally;

4.3.

that (a) each of the Documents is true, complete, up-to-date and has not been rescinded, supplemented or amended in any way since its respective date; (b) no other corporate document exists which would affect, qualify or have any bearing on this Opinion; and (c) each statement contained in the Documents is true and correct;

4.4.

that (a) each resolution of the corporate bodies of the Company and MMAC will be properly adopted; (b) each meeting of the corporate bodies of the Company and MMAC will be properly convened for the purpose of adopting the resolutions of the board of directors and the shareholder resolutions; (c) each director of the Company will properly performed his duties; and (d) all provisions relating to the declaration of conflicting interests or the power of the interested directors of the Company to vote will be fully observed;

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4.5.

that the Terms and Conditions of the PubCo Warrants and the Terms and Conditions of the MMAC Warrants are legal, valid and binding under their respective applicable laws (unless governed by Luxembourg Law);

4.6.

that the relevant corporate bodies of the Company and MMAC will approve the Terms and Conditions of the MMAC Warrants, the Terms and Conditions of the PubCo Warrants, the Business Transaction Agreement, the Business Combination Proposal and the Merger Plan in accordance with applicable laws;

4.7.

that each individual purporting to have signed the Documents has in fact signed the Documents and had legal capacity when he signed; each individual intended to sign the Documents will in fact sign the Documents and will have legal capacity when he signs;

4.8.

that the head office (administration centrale) and the place of effective management (siège de direction effective) of the Company is located at its registered office (siège statutaire) in Luxembourg; that for the purposes of the Insolvency Regulation, the centre of main interests (centre des intérêts principaux) of the Company is located at its registered office (siège statutaire) in Luxembourg;

4.9.

that during the search made on 26 July 2019 at 10:00 a.m. CET on the RESA, the information published regarding the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search;

4.10.

that the Company has complied with all legal requirements of the Domiciliation Law or, if the Company rents office space, that the premises rented by the Company meet the factual criteria set out in the circulars issued by the CSSF in connection with the Domiciliation Law;

4.11.

the PubCo Warrants subscribed and issued in exchange for MMAC Warrants will be issued in accordance with the Business Transaction Agreement, the Merger Plan, the Terms and Conditions of the PubCo Warrants, the Terms and Conditions of the MMAC Warrants and the Articles of Association;

4.12.	the Merger will be effected in accordance with the Business Transaction Agreement, the Merger Plan and the Articles of Association;

OPINIONS

5.

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg Law and is subject to the jurisdiction of the courts of Luxembourg only. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

5.1.	Upon the effectiveness of the Merger, the PubCo Warrants subscribed and issued in exchange for MMAC Warrants will be validly issued and will constitute binding obligations of the Company.

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5.2.

Upon the effectiveness of the Merger or, in case of the PubCo Warrants, if exercised in accordance with their terms, the PubCo Ordinary Shares subscribed and issued (a) in exchange for MMAC Common Stock and (b) upon exercise of the PubCo Warrants, will be validly issued, fully paid-up and non-assessable (meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

QUALIFICATIONS

6.	The opinions expressed in this Opinion are subject to the following qualifications:

6.1.

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions. This Opinion may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law only and be brought exclusively before a court in Luxembourg;

6.2.

the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, bankruptcy, concordat préventif de la faillite, controlled management, fraudulent conveyance, general settlement with creditors, gestion contrôlée, faillite, insolvency, liquidation, moratorium, receivership, reorganisation, sursis de paiement, suspension of payment, voluntary arrangement with creditors, winding-up or similar orders or proceedings affecting the rights of creditors generally;

RELIANCE

7.

This Opinion is given on its date set out on page one. We have no obligation to update this Opinion or to inform any person of any changes in law or other matters coming to our knowledge and occurring after the date of this Opinion which may affect this Opinion in any respect.

8.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the PubCo Ordinary Shares and the PubCo Warrants by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

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9.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Laurent Schummer

Laurent Schummer

Partner

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APPENDIX A – DEFINITIONS

Articles of Association means the document listed under item 1 in appendix B.

Business Transaction Agreement means the document listed under item 5 in appendix B.

Companies Law means the law of 10 August 1915 on commercial companies.

Company means Modern Media Acquisition Corp. S.A., a société anonyme having its registered office at 19, rue de Bitbourg L-1273 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 232611.

CSSF means Commission de Surveillance du Secteur Financier.

Documents means the documents listed in appendix B.

Domiciliation Law means the law of 31 May 1999 governing the domiciliation of companies.

Insolvency Regulation means the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg Law means the laws of the Grand Duchy of Luxembourg as they stand as at (a) the date of this Opinion as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of the Grand Duchy of Luxembourg or, (b) to the extent this Opinion concerns documents signed prior to that date, the date of their signature and during the period ending on the date of this Opinion.

Luxembourg Trade and Companies Register means Registre de Commerce et des Sociétés de Luxembourg.

Merger Plan means the document listed under item 2 in appendix B.

Non-Registration Certificate means the document listed under item 3 in appendix B.

Opinion means this legal opinion including the appendices.

Registration Statement means the Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 on 12 February 2019, as amended.

RESA means Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg.

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Terms and Conditions of the MMAC Warrants means the document listed under item 6 in appendix B.

Terms and Conditions of the PubCo Warrants means the document listed under item 7 in appendix B.

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APPENDIX B – CORPORATE DOCUMENTS

1.	A scanned copy of the articles of association of the Company as on 6 February 2019.

2.	A scanned copy of the notarised merger plan between the Company and MMAC dated 19 July 2019.

3.

A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 26 July 2019 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

4.	An excerpt dated 26 July 2019 from the Luxembourg Trade and Companies’ Register relating to the Company.

5.	A scanned copy of the signed business transaction agreement dated as of 24 January 2019, as amended.

6.	A scanned copy of the terms and conditions governing the MMAC Warrants effective immediately prior to the effective time of the Merger.

7.	The execution copy of the terms and conditions governing the PubCo Warrants.

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